Exhibit 99.1

Noranda Aluminum Holding Corporation Announces Insurance Settlement

FRANKLIN, Tenn.--(BUSINESS WIRE)--July 15, 2009--On July 15, 2009, Noranda Aluminum Holding Corporation (“Noranda”, or the “Company”) announced a $23.625 million insurance settlement pursuant to the signing of a claim settlement agreement (“the Release”) with the remaining three insurance carriers (“the Insurers”) providing coverage related to the Company’s pot line freeze claim from the January 2009 New Madrid smelter outage. Under the Release, which represents the final settlement of the Company’s claim, the Company will receive proceeds totaling $23.625 million from the Insurers, which includes $5.25 million of claim advances previously received.

Combined with the Company’s previously announced $43.875 million settlement with Factory Mutual Insurance Company, provider of 65% of the coverage, the Release brings the total claim settlement to $67.5 million.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and downstream business. The primary metals, or upstream business, produced approximately 261,000 metric tons of primary aluminum in 2008. The rolling mills, or downstream business, are one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com